EXHIBIT 5.1

SIDLEY AUSTIN LLP 1000 LOUISIANA STREET SUITE 5900 HOUSTON, TX 77002 +1 713 495 4500 +1 713 495 7799 FAX AMERICA ASIA PACIFIC EUROPE

Western Midstream Operating, LP
9950 Woodloch Forest Drive, Suite 2800
The Woodlands, Texas 77380
Re:    Registration Statement No. 333-270964-01
Ladies and Gentlemen:
We refer to the Registration Statement on Form S-3, File No. 333-270964-01 (the “Registration Statement”), filed by Western Midstream Operating, LP, a Delaware limited partnership (the “Partnership”) and WES (as defined herein), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, the Partnership is issuing $600,000,000 aggregate principal amount of the Partnership’s 6.350% Senior Notes due 2029 (the “Securities”). The Securities are being issued under an Indenture dated as of May 18, 2011 (the “Base Indenture”), as amended and supplemented by a Thirteenth Supplemental Indenture dated as of September 29, 2023 (the “Supplemental Indenture;” the Base Indenture, as amended and supplemented by the Supplemental Indenture, is hereinafter called the “Indenture”), each between the Partnership and Computershare Trust Company, National Association (successor to Wells Fargo Bank, National Association), as trustee (the “Trustee”). The Securities are to be sold by the Partnership pursuant to an underwriting agreement dated September 27, 2023 (the “Underwriting Agreement”) by and among (a) the Partnership, Western Midstream Operating GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Western Midstream Partners, LP, a Delaware limited partnership and the sole member of the General Partner (“WES”), and Western Midstream Holdings, LLC, a Delaware limited liability company and the general partner of WES (“WES GP” and, together with the Partnership, the General Partner and WES, the “WES Entities”) and (b) Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and SMBC Nikko Securities America, Inc., as representatives of the several underwriters named in Schedule A to the Underwriting Agreement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Indenture, the Underwriting Agreement, the Securities in global form and the resolutions adopted by the board of directors of WES GP and the pricing committee thereof established by such board relating to the Registration Statement, the Indenture, the Underwriting Agreement and the issuance of the Securities by the Partnership. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the WES Entities and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the WES Entities.

SIDLEY AUSTIN LLP IS A LIMITED LIABILITY PARTNERSHIP PRACTICING IN AFFILIATION WITH OTHER SIDLEY AUSTIN PARTNERSHIPS.

September 29, 2023

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the Securities will constitute valid and binding obligations of the Partnership when the Securities are duly executed by duly authorized officers of the Partnership and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor in accordance with the Underwriting Agreement.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief. Our opinion is also subject to (i) provisions of law which may require that a judgment for money damages rendered by a court in the United States of America be expressed only in United States dollars, (ii) requirements that a claim with respect to any debt securities or other obligations that are denominated or payable other than in United States dollars (or a judgment denominated or payable other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (iii) governmental authority to limit, delay or prohibit the making of payments outside of the United States of America or in a foreign currency.

This opinion letter is limited to the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and the laws of the State of New York (excluding the securities laws of the State of New York). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an exhibit to a current report on Form 8-K and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP